Exhibit 99.1

SandRidge Permian Trust Announces Distribution of Net Asset Sale Proceeds in February 2021

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas February 1, 2021 — SANDRIDGE PERMIAN TRUST (OTC Pink: PERS) today announced a distribution of approximately $3.9 million, or $0.075 per unit, reflecting the fair value to the Trust, less cash reserves withheld by the Trust as described below, received by the Trust for the portion of the Trust’s Overriding Royalty Interests (“Royalty Interests”) required to be released upon the sale by Avalon Energy, LLC (“Avalon”) of wells and related assets associated with specified oil and natural gas properties situated in the Central Basin Platform of the Permian Basin in Andrews County, Texas (the “Underlying Properties”) to Montare Resources I, LLC (“Montare”) on October 13, 2020 (the “Montare sale”), as previously disclosed in the Trust’s Form 10-Q for the quarterly period ended September 30, 2020. The distribution is expected to occur on or before February 26, 2021 to holders of record as of the close of business on February 12, 2021.

There will be no distribution paid for the three-month period ended December 31, 2020 (with respect to production attributable to the Trust’s royalty interests from September 1, 2020 to November 30, 2020) as costs, charges and expenses attributable to the Underlying Properties were more than the revenue received from the sale of oil, natural gas and other hydrocarbons produced from the Underlying Properties, as reported by Avalon. As a result of the Montare sale, combined sales volumes were significantly lower during the three-month production period ended November 30, 2020 compared to the previous period. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

The Trust continues to own, and is entitled to receive proceeds from the sale of production attributable to, the Royalty Interests, which are the sole assets of the Trust.  As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and natural gas liquids prices, and the amount and timing of the Trust’s administrative expenses, among other factors.  All Trust unitholders share distributions on a pro rata basis.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except average prices and per unit):

Sales Volumes
Oil (MBbl)	18
Natural Gas Liquids “NGL” (MBbl)	2
Natural Gas (MMcf)	6
Combined (MBoe)	20
Average Price
Oil (per Bbl)	$36.18
NGL (per Bbl)	$16.41
Natural Gas (per Mcf)	$1.06
Natural Gas (per Mcf) including impact of post-production expenses	$0.82
Proceeds from sale of Trust assets	$4,874
Royalty income	665
Total Revenues	5,539
Expenses	719
Distributable income	$4,820
Additional cash reserve	884
Distributable income available to unitholders	$3,936
Distributable income per unit (52,500,000 units issued and outstanding)	$0.075

As previously disclosed, commencing with the distribution to unitholders paid in the first quarter of 2019, the Trustee has withheld, and in the future intends to withhold, the greater of $190,000 or 3.5% of the funds otherwise available for distribution to Trust unitholders each quarter to gradually increase cash reserves for the payment of future known, anticipated or contingent expenses or liabilities by a total of approximately $2,275,000. In light of the fact that there will be no distribution from production for the three-month period ended December 31, 2020 (with respect to production attributable to the Trust’s royalty interests from September 1, 2020 to November 30, 2020), the Trustee has elected to withhold approximately $884,000, the remaining amount needed to reach its targeted cash reserve. Cash held in reserve will be invested as required by the Trust Agreement.  Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities of the Trust eventually will be distributed to unitholders, together with interest earned on the funds.

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the “TCJA”) enacted in December 2017 treats a non-U.S. holder’s gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the exchange. The TCJA also requires the transferee of units to withhold 10% of the amount realized on the sale of exchange of units (generally, the purchase price) unless the transferor certifies that it is not a non-resident alien individual or foreign corporation. Pending the finalization of proposed regulations under IRC Section 1446, the IRS has suspended this new withholding obligation with respect to publicly traded partnerships such as the Trust, which is classified as a partnership for federal and state income tax purposes.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of this provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, the Trustee’s planned withholding of funds to increase cash reserves for future known, anticipated or contingent expenses or liabilities of the Trust, the impact of COVID-19 on the global economy, and the amount and date of any future distributions to unitholders of the Trust. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Avalon with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which could remain low for an extended period of time or decline further. In addition to the recent collapse of oil prices and the worldwide collapse of demand for oil, recent announcements by Saudi Arabia and Russia to abandon output restraints, and the economic effects of the COVID-19 pandemic, other important factors that could cause actual results to differ materially and adversely impact distributions to unitholders include lease operating expenses related to the operation of the Underlying Properties, expenses of the Trust, and reserves made by the Trust for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Avalon nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended September 30, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555